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                                                                   Exhibit 10.22

                              RESEARCH AGREEMENT

      THIS AGREEMENT is made as of October 22, 1999 between HARRIS INTERACTIVE INC., a Delaware corporation with offices at 135 Corporate Woods, Rochester, New York 14623 ("HI"), and YOUNG & RUBICAM INC., a Delaware corporation with offices at 285 Madison Avenue, New York, New York 10017 ("Y&R").

      WHEREAS, HI conducts market research and polling, using among other methods Internet based data collection, and

      WHEREAS, Y&R desires to assure continued access to HI research services,

      NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, HI and Y&R hereby agree as follows:

      1. Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

      "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise, partners or former partners, and members or former members.

      "Confidential Information" shall have the meaning given to it in Section 14 of this Agreement.

      "Confirmation" shall have the meaning given to it in Section 2(b) of this Agreement.

      "Custom Research" shall have the meaning given to it in Section 2(a) of this Agreement.

      "Fully Diluted Basis" shall mean the number of common shares actually outstanding, the number of common shares into which the then outstanding shares of all classes of preferred stock could be fully converted if fully converted on the given date, and the number of common shares which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding or reserved for issuance on the given date (whether or not vested).

      "Internet Revenue" shall mean Revenue earned as a result of Services by HI in which (i) a majority of the research or other information gathering activities in connection with such Services were conducted by means of the Internet or (ii) fifty percent (50%) or more of surveys completed in connection with such Services were collected over the Internet.


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      "IPO" means the initial completed, underwritten offering by HI of HI common stock to the public pursuant to an effective registration statement under the Securities Act, as then in effect, or any comparable statement under any similar federal statute then in force.

      "IPO Price" shall mean the initial price per share of HI common stock established by the underwriters at the time of closing of the IPO.

      "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien, preference in the nature of security, or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the seller or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third Person of property leased to a party under a lease which is not in the nature of a conditional sale or title retention agreement or any subordination arrangement, and any agreement to give or make any of the foregoing.

      "Minimum Internet Revenue" shall mean Internet Revenue within the periods and in the amounts shown on Exhibit A attached to this Agreement.

      "Minimum Total Revenue" shall mean total Revenue within the periods and in the amounts shown on Exhibit A attached to this Agreement.

      "Multi-Client Product(s)" shall have the meaning given to it in Section 2(a) of this Agreement.

      "Non-Internet Revenue" shall mean Revenue which is not Internet Revenue.

      "Pre-IPO Price" shall mean $200,000,000 (or $150,000,000 if an IPO is not closed on or before June 30, 2000) divided by the number of outstanding common shares of HI on a Fully Diluted Basis at the applicable time.

      "Public Offering" shall mean any offering by HI (or any other holder) of HI Common Stock to the public pursuant to an effective registration statement under the Securities Act, as then in effect, or any comparable statement under any similar federal statute then in force.

      "Quarter" shall mean a calendar quarter, provided, however, that the first quarter shall be deemed to include the period commencing the date of this Agreement and ending March 31, 2000.

      "Revenue" shall mean revenue earned by HI resulting from the performance of Services for Y&R (and its subsidiaries and divisions) and Y&R Clients not including pass-through charges for respondent incentives and project travel specifically approved by Y&R and Y&R Clients.

      "Securities Act" shall mean the Securities Act of 1933, as in effect on the date hereof and as hereafter amended.


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      "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as in effect on the date hereof and as hereafter amended.

      "Service Request" shall have the meaning given to it in Section 2(b) of this Agreement.

      "Services" shall have the meaning given to it in Section 2(a) of this Agreement.

      "Shares" shall mean the common shares of HI issued from time to time to Y&R pursuant to Section 6(a) of this Agreement.

      "Standard Terms" shall have the meaning given to it in Section 3(c) of this Agreement.

      "Y&R Client" shall mean all current and future clients of Y&R or its subsidiaries and divisions and clients which become former clients after the date hereof. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, Revenue earned by HI as a result of Services provided for clients set forth on Exhibit C hereto (each of which generated in excess of $500,000 in revenue for HI in the twelve months ending June 30, 1999) (the "Primary Joint Clients") shall not be included as Revenue for purposes of the Commission calculations under Section 6 hereof unless in the reasonable judgment of HI such Revenues have been generated principally as a result of Y&R (or a Y&R subsidiary or division) referring such Primary Joint Client to HI or were generated as a result of the Y&R relationship and further, all Revenue earned by HI as a result of Services provided for clients of both Y&R (or its subsidiaries or divisions) and HI, other than those which are Primary Joint Clients (such other clients, the "Secondary Joint Clients"), shall be included for purposes of the Commission calculations under Section 6 hereof unless HI can clearly demonstrate in a manner reasonably satisfactory to Y&R that such Revenues have been generated principally as a result of the internal activities of HI or an HI Affiliate (other than Y&R or its subsidiaries or divisions to the extent that Y&R or its subsidiaries or divisions could be deemed an Affiliate) referring such Secondary Joint Client to HI. Clients of HI may be added to Exhibit C on each July 1 during the term of this Agreement, upon the mutual agreement of HI and Y&R, which agreement shall not be unreasonably withheld, provided that, (i) no client which has generated Revenue which has been included for purposes of Commission calculations under Section 6 may be added to Exhibit C, and (ii) no client may be added to Exhibit C unless such client has generated in excess of the greater of two percent (2%) of HI gross revenue, or $1,000,000, in Revenue for HI in the preceding fiscal year of HI.

      2. Services.

      (a) Subject to the terms and conditions of this Agreement, Y&R (and its subsidiaries and divisions) may request, or arrange for Y&R Clients to request, any services currently or in the future offered by HI ("Services") including among others (i) custom research, including any research products and Services tailored to meet the needs of a particular client ("Custom Research"), and (ii) subscriptions for or purchases of multi-client research products, including any product produced or offered as part of HI's regular offerings to multiple clients on a subscription basis ("Multi-Client Products").


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      (b) HI agrees to perform, and cause each of its subsidiaries to perform,
Services requested pursuant to Section 2(a) hereof. All such Services shall be performed in a manner consistent with, and which will not violate the terms of, any contract or agreement between Y&R and Y&R Clients provided that the applicable terms of such contract or agreement have been made known to HI by Y&R (or any Y&R subsidiary or division) in writing in advance of or at the time Y&R (or any Y&R subsidiary or division) arranges for the applicable Services. Notwithstanding the foregoing, in the event that HI, in its reasonable good faith judgment, determines that its performance of Services hereunder would violate or conflict with the terms of any Y&R Client contract, HI shall promptly notify Y&R in writing (which notice shall specify the potential violation or conflict and the reason therefor) and Y&R shall have the opportunity to withdraw the request for the applicable Services. HI agrees to perform (and cause its subsidiaries to perform) all Services in a workmanlike and professional manner by employees of HI (or its subsidiaries), and in the case of Custom Research, in accordance with the specifications contained in the request for Services (the "Service Request") as confirmed by HI ("Confirmation") or contained in any document executed in connection with Section 2(e) hereof as any such Service Request, document, or Confirmation may be subsequently amended by mutual agreement of the parties thereto. With respect to requests for Multi-Client Products, HI shall provide the Services (including subscription deliveries) related to such Multi-Client Products at the times, and on the terms customarily offered by HI to its clients including the terms of the HI standard subscription agreement related to the particular study. HI shall provide the same pricing to each respective Y&R Client as HI would provide to such Y&R Client if such Y&R Client contracted with HI for Services absent the Y&R relationship, but in no case higher than similarly situated clients including providing the benefit of volume based or other discounts, refunds, or rebates received by similarly situated clients.

      (c) Y&R and Y&R Clients shall have the right to terminate any particular request for Services, in whole or in part, if (i) HI or its subsidiaries fail to satisfactorily perform their obligations under this Section and as provided elsewhere in this Agreement with respect to such Services which failure continues after five (5) business days notice of same from Y&R (or any Y&R subsidiary or division) or respective Y&R Client, or (ii) any Y&R Client cancels or terminates, in whole or in part, its request for Services covered by any Service Request delivered to HI, (iii) in the reasonable and good faith judgment of Y&R, the continued performance of any Services by HI or its subsidiaries is not in the best interest of any Y&R Client, or (iv) as provided in Section 3(a). Any such termination shall be effective immediately upon delivery of notice to HI, but in the case of termination due to subsections (ii), (iii), and (iv) HI shall be entitled to recover from Y&R costs previously agreed or incurred and which are not otherwise cancelable or refundable and payment for Services performed to the date of termination, as well as any reasonable expenses of winding up or termination of the project; provided that the aggregate of all of the foregoing costs, fees and expenses shall not exceed the agreed upon amount of fees payable to HI had the particular request for Services not been terminated early. HI shall provide receipts or other written documentation of any costs, fees and/or expenses to be paid in connection with any such termination.

       (d) HI will designate an account representative reasonably acceptable to Y&R to oversee and manage the performance and delivery of Services requested by Y&R, its subsidiaries and divisions, or any Y&R Client as the case may be, hereunder. Among other responsibilities, the


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account representative will make every reasonable effort to assure that Services requested by Y&R, Y&R subsidiaries and divisions, and Y&R Clients are delivered in a timely manner and that requests for Services by Y&R, Y&R subsidiaries and divisions, and Y&R Clients receive a priority commensurate with the volume of Services purchased hereunder.

      (e) HI's Standard Terms of Engagement ("Standard Terms") as currently in effect are attached to this Agreement as Exhibit B. HI will provide Y&R copies of any updates to such Standard Terms promptly after they are adopted. HI shall provide a copy of the Standard Terms to Y&R, Y&R's subsidiaries and divisions, and Y&R Clients each time a request for Services is made and such Standard Terms shall be taken into account in preparation of the applicable Service Request and Confirmation or other document executed pursuant to this Section 2(e), but may be revised by agreement of the parties. Y&R, Y&R's divisions and subsidiaries, and Y&R Clients, as the case may be, and HI shall each execute and deliver or cause to be executed and delivered to the other at such times and places as shall reasonably be agreed to, such Service Requests, Confirmations, customer subscription agreements, or other instruments or agreements which such parties reasonably deem advisable for the purpose of memorializing the provision of Services hereunder. All Services provided hereunder shall be charged and paid for in accordance with Sections 2 and 3 hereof.

      (f) Y&R may release to third parties data or analysis produced as part of Custom Research performed by HI pursuant to this Agreement but only if it (i) is accompanied by the HI trademark or other HI product identifier included with the data or analysis provided under this Agreement, and (ii) is accompanied by the HI disclaimers substantially similar to the disclaimers originally delivered by HI with such data or analysis.

      (g) Y&R and Y&R's subsidiaries and divisions may release to Y&R, its divisions and subsidiaries, and Y&R Clients, as the case may be, but not to other third parties (unless HI consents to such release), data or analysis produced as part of a Multi-Client Product provided that (i) the material is accompanied by the HI trademark or HI branding in a manner reasonably satisfactory to HI, (ii) the release is accompanied by HI disclaimers contained in the subscription agreement executed in connection with the study, (iii) the release is not a public distribution or release unless expressly permitted by this Agreement or another agreement signed by HI, and (iv) the applicable subscription fee is paid for each additional Y&R Client use of the Multi-Client Product and the Y&R Client agrees to be bound by the subscription agreement related to the particular study. Notwithstanding the foregoing, on a Multi-Client Product by Multi-Client Product basis, HI will arrange to provide limited ("top line") results to Y&R at no additional charge for unrestricted use in sales presentations to Y&R Clients and potential Y&R Clients. Such results, when shared with Y&R Clients or potential clients shall be attributed to HI or otherwise bear the HI trademark or branding.

      3. Cost Estimates/Payment for Services.

      (a) At the time Y&R, any Y&R subsidiary or division, or any Y&R Client requests Custom Services from HI, HI shall provide a cost estimate for the Services, based upon the best HI pricing that would be charged to similarly situated clients including in all cases providing the benefit of volume based or other discounts, refunds, or rebates received by similarly situated clients.


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If Y&R, the applicable subsidiary or division, or the Y&R Client elects to proceed with the project at the quoted price, HI will perform the Services and will invoice Y&R, its applicable subsidiary or division, or the Y&R Client as applicable for the Services as performed, but not exceeding the cost estimate. If the scope (including among others incidence rates and questionnaire length) of any particular project is changed by Y&R, any Y&R subsidiary or division, or Y&R Client, and such change increases the cost of performing such Services, HI will immediately notify Y&R, its subsidiary or division, or the Y&R Client and discuss the cost implications. HI reserves the right to change the total quoted amount (but not the rate) to the extent that the change in the scope of the project increases the cost, but in such case Y&R, its subsidiaries and divisions, or the Y&R Client, as applicable, may elect to proceed with the original project scope or terminate the project under Section 2(c). If the scope (including among others incidence rates and questionnaire length) of any particular project is changed by Y&R, any Y&R subsidiary or division, or Y&R Client, and such change decreases the cost of performing such Services, HI will immediately notify Y&R, its subsidiary or division, or the Y&R Client and will decrease the project cost accordingly unless HI in good faith determines that such decreased scope makes completion of the project impractical or uneconomical and immediately advises Y&R of the same, in which case Y&R may choose to terminate the project under Section 2(c). Purchase and use of Multi-Client Products by Y&R, Y&R subsidiaries and divisions, and Y&R Clients shall be subject to the same pricing that HI would charge other similarly situated clients including in all cases providing the benefit of volume based or other discounts, refunds, or rebates received by similarly situated clients.

      (b) In full consideration of Services performed by HI hereunder and subject to Section 3(a), (i) to the extent such Services were requested by Y&R on its own behalf, Y&R shall pay HI the invoiced amount for such Services, and
(ii) to the extent the Services were requested by Y&R acting as agent for a disclosed Y&R Client, or were requested by a Y&R Client, HI shall invoice the Y&R Client for the Services, provided that, upon request of HI, Y&R shall provide reasonable cooperation to HI in the collection of delinquent invoices from Y&R Clients for whom, Y&R, acting as agent, arranged for Services. Invoices shall be due thirty (30) days after receipt.

      4. Privacy. Per legal requirements and Y&R and HI privacy policies, transfer of demographic data will be restricted except as clearly disclosed in advance to survey respondents. In the performance of its duties hereunder, HI shall, at its own expense, comply with all laws, regulations, orders, standards, and requirements (including any promulgated by any recognized self-regulatory bodies) relating to privacy rights.

      5. Ownership. Y&R or the Y&R Client, as the case may be, shall own all data collected as part of Custom Research performed pursuant to this Agreement, subject to the restrictions outlined in Section 2(f). HI shall own all data contained in Multi-Client Products subject to the rights granted to Y&R, its subsidiaries and divisions, and Y&R Clients (i) in the Y&R and Y&R Client subscription agreements applicable to the respective Multi-Client Products and
(ii) in Section 2(g) of this Agreement. In the case of Custom Research for Y&R's use and the use of its subsidiaries and divisions and Y&R Clients, Y&R shall have the right to create derivative works, including works containing data, elements, or analysis contained in Custom Research, and no additional revenue from the use of such derivative works shall accrue to (or be due to) HI. HI has all proprietary rights and interest (without conflicting encumbrance) necessary to perform its obligations under this Agreement without infringement upon the rights of third parties.


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      6. Y&R Ability to Earn Commissions.

      (a) In connection with the Services performed hereunder, HI shall pay a quarterly commission to Y&R in the form of fully paid and non-assessable shares of common stock of HI provided that the conditions set forth in Section 6(b) are satisfied (the "Commission"). Commissions shall be payable to Y&R (by delivery of certificates issued to Y&R representing the appropriate number of shares of HI common stock) as soon as HI has completed accounting for such Commissions but in no event later than thirty (30) days after the end of the applicable Quarter in which such Commission was earned.

      (b) For each Quarter in which HI has earned both the Minimum Total Revenue and the Minimum Internet Revenue (in each case subject to Section 6(c) hereof), HI shall pay to Y&R within the time period set forth in Section 6(a) hereof, a commission equal to the quotient of (i) the sum of thirty percent (30%) of total Internet Revenue earned by HI in such Quarter plus ten percent (10%) of Non-Internet Revenue earned by HI during such Quarter divided by (ii) prior to an IPO, the Pre-IPO Price, and commencing with the Quarter immediately following an IPO and thereafter, the greater of (x) the IPO Price or (y) the average of the daily closing prices of HI common stock during such Quarter. If, following the end of a Quarter, an adjustment occurs which results in a decrease in the Revenue earned for a particular Quarter, for purposes of calculation of Commissions hereunder, the amount of such decrease in earned Revenue shall be deemed to be a decrease in Revenue earned during the Quarter in which the adjustment is made.

      (c) Notwithstanding Section 6(b) hereof, if after an IPO the daily average of the closing prices of HI common stock during any Quarter are less than the IPO Price, Y&R shall receive a cash commission instead of HI common shares earned for such Quarter, which Commission shall equal the sum of thirty percent (30%) of total Internet Revenue earned by HI in such Quarter plus ten percent (10%) of Non-Internet Revenue earned by HI during such Quarter.

      (d) Notwithstanding anything to the contrary contained in Section 6(b) or elsewhere herein, to the extent that Commissions are not earned by Y&R for any Quarter (the "Applicable Quarter") because the actual Revenues for such Applicable Quarter did not satisfy the Minimum Total Revenue and Minimum Internet Revenue conditions set forth in Section 6(b) hereof, then for purposes of the Applicable Quarter, (i) any Revenue received during the immediately preceding Quarter in excess of the Minimum Total Revenue and Minimum Internet Revenue applicable to such Quarter shall be deemed to have been received by HI in the Applicable Quarter, and (ii) any Revenue received in the immediately following Quarter in excess of the Minimum Total Revenue and Minimum Internet Revenue applicable to such Quarter shall be deemed to have been received by HI in the Applicable Quarter, provided however that Y&R shall be entitled to a Commission only on actual revenues earned during the Applicable Quarter and provided further that any Revenues earned during a Quarter which are credited to an Applicable Quarter shall not be available for credit to any other Applicable Quarter. To the extent Y&R is entitled to a Commission for an Applicable Quarter as a result of the application of subsection (ii) hereof, such Commission shall be delivered to Y&R together with the Commission payable with respect to the Quarter immediately following the Applicable Quarter.


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      (e) HI will provide an accounting to Y&R as soon as practical but no later than 30 days after the end of each Quarter, commencing with the Quarter ending March 31, 2000, as to Internet Revenue, Non-Internet Revenue, and Total Revenue. Earned shares will be issued within thirty (30) days after the end of the applicable Quarter. At Y&R's request, HI will make its books and records available to Y&R on a reasonable basis for purposes of auditing HI accountings provided under this Section 6(e). In connection therewith, HI shall permit Y&R and its authorized representatives access during regular business hours upon reasonable prior notice to all books and records (including but not limited to work papers) of HI containing information (statistical, financial and otherwise) relating to the matters covered by this Agreement, including all information relating to the calculations described in Section 6, and Y&R shall have the right to make copies thereof. All such information disclosed to or obtained by Y&R and its authorized representatives will be treated as strictly confidential and used solely for the purposes stated in this Agreement. If Y&R disagrees with any calculations or accounting made by HI in connection with this Agreement, Y&R may deliver a notice to HI disagreeing with such accounting or calculation which notice shall set forth Y&R's accounting or calculation. If Y&R and HI are unable to resolve any such disagreement within ten (10) days thereafter, such disagreement shall be resolved by independent accountants of nationally recognized standing reasonably satisfactory to Y&R and HI. In any such case, the findings of such independent accountants shall be final.

      (f) Y&R shall not purchase or otherwise acquire, directly or indirectly and whether itself or through an Affiliate or otherwise, shares of HI common stock except (i) shares earned under this Section 6, (ii) shares resulting from conversion of Class B Convertible Preferred Stock purchased by Y&R from HI pursuant to an Investment Agreement between HI and Y&R dated on even date with this Agreement, (iii) shares purchased for an aggregate purchase price not exceeding the aggregate amount of cash commissions paid by HI to Y&R pursuant to
Section 6(c) and purchased in each case within one hundred eighty (180) days of receipt of any such commission, and (iv) shares purchased with prior written consent of HI. If Y&R has made purchases as permitted by subsection (iii), upon the request of HI, Y&R will provide HI with reasonable evidence (such as a copy of trade confirmations) substantiating the amount, price, and time of the purchase.

      7. Y&R Representations and Agreements Related to Shares.

      (a) The Shares are being acquired for Y&R's own account, for investment and not with a present view to any distribution thereof within the meaning of the Securities Act or the securities laws of any other state applicable to Y&R. Y&R understands that the Shares have not been registered under the Securities Act, and that if Y&R should in the future decide to dispose of such Shares, it may do so but only in compliance with the Securities Act and applicable securities laws.

      (b) During the negotiation of the transactions contemplated by this Agreement, Y&R and its representatives have been afforded access to corporate books, documents, and other information concerning HI and to its offices and facilities, have been afforded an opportunity to ask such questions of HI and its officers, employees, agents, accountants, and representatives concerning HI's business, operations, financial condition, assets, liabilities, and other relevant matters as they have deemed necessary or desirable, and have been given all such information as has been requested, in order to evaluate the merits and risks of the transactions and the resulting prospective investments contemplated herein. Y&R and its representatives have been solely


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responsible for Y&R's own "due diligence" investigation of HI and its management and business, for Y&R's own analysis of the merits and risks of this investment, and for its own analysis of the fairness and desirability of the terms of the investment. In taking any action or performing any role relative to the arranging of the proposed investment, Y&R has acted solely in its own interest, and neither Y&R nor any of Y&R's agents or employees has acted as an agent of HI. Y&R has such knowledge and experience in financial and business matters that Y&R is capable of evaluating the merits and risks of the purchase of the Shares pursuant to the terms of this Agreement and of protecting Y&R's interests in connection therewith.

      (c) Y&R is able to bear the economic risk of the purchase of the Shares pursuant to the terms of this Agreement, including a complete loss of Y&R's investment in the Shares. Y&R is an Accredited Investor as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

      (d) The Shares are transferable only pursuant to (i) a Public Offering,
(ii) Rule 144 or Rule 144A under the Securities Act (or any similar or successor rule, regulation, or law then in force) if any such rule is available, or (iii) subject to the conditions specified in Section 7(e) below, any other legally available means of transfer.

      (e) In connection with the transfer of any of the Shares (other than a transfer described in Section 7(d)(i) or (ii) above) and subject to Section 7(f) below, Y&R shall deliver written notice to HI describing in reasonable detail the transfer or proposed transfer, together with an opinion of legal counsel which (to HI's reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of the Shares may be effected without registration of such Shares under the Securities Act. In addition, if the holder of the Shares delivers to HI an opinion of such counsel that no subsequent transfer of such Shares shall require registration under the Securities Act, HI shall promptly deliver to the holder new certificates for such Shares which do not bear the Securities Act legend set forth in Section 7(f). If HI is not required to deliver new certificates for such Shares not bearing such legend, Y&R, or if applicable a subsequent transferee thereof, shall not transfer the same until the prospective transferee has confirmed to HI in writing its agreement to be bound by the conditions contained in this Article 7.

      (f) Prior to an IPO, Y&R shall not sell, transfer, assign, pledge, or otherwise dispose of (whether with or without consideration) the Shares or any interest therein to any Person who, in the reasonable judgment of HI based upon information made available by HI to Y&R, is a direct competitor of HI. From time to time after Y&R has earned Shares under the terms of this Agreement, at the request of Y&R from time to time, HI shall provide Y&R with a list of such competitors then existing.

      8. HI's Representations and Agreements Related to the Shares.

      (a) The Shares, when issued in accordance with this Agreement, shall be validly issued, fully paid, and nonassessable and will be free of any Liens.

      (b) So long as any of the Shares are outstanding, HI agrees to maintain an office or agency where Shares may be presented for payment, exchange, conversion, exercise or registration of


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transfer. Such office or agency initially shall be the office of HI set forth in the preamble to this Agreement. HI agrees to give Y&R at least twenty (20) days' prior written notice of any change in HI the location of the office of HI required to be maintained under this Section 8(b).

      (c) HI agrees that if any shares of HI's Common Stock are listed on any national securities exchange or on Nasdaq, then HI will take such action as may be necessary, from time to time, to list all outstanding common shares on such exchange or on Nasdaq.

      (d) HI agrees that as soon as HI is either required to or does file a registration statement with respect to common stock of HI under Section 6 of the Securities Act or Section 12(b) or Section 12(g), whichever is applicable, of the Securities Exchange Act, then thereafter:

            (i) HI will maintain effective a registration statement (containing such information and documents as the SEC shall specify and otherwise complying with the Securities Exchange Act), under Section 12(b) or
      Section 12(g), whichever is applicable, of the Securities Exchange Act, with respect to the common stock of HI, and HI will file on time such information, documents and reports as the Commission may require or prescribe for companies whose stock has been registered pursuant to
      Section 12(b) or Section 12(g), whichever is applicable.

            (ii) HI will make whatever filings with the SEC, or otherwise take such other action as may be necessary to comply with the current reporting provisions of Rule 144(c) under the Securities Act in order to facilitate resales of HI common stock.

      (e) If Y&R proposes to transfer any Shares pursuant to Rule 144A under the Securities Act (as in effect from time to time), HI agrees to provide (upon the request of Y&R or the prospective transferee) to Y&R and (if requested) to the prospective transferee any financial or other information concerning HI which is required to be delivered by such holder to any transferee of such Shares pursuant to such Rule 144A.

      (f) Neither HI, any subsidiary, nor any agent nor other Person acting on HI's behalf will do or cause to be done (or will omit to do or to cause to be done) any act which act (or which omission) would result in bringing the issuance or sale of the Shares within the provisions of Section 5 of the Securities Act or the filing, notification, or reporting requirements of any state securities law.

      (g) Neither this Agreement, nor any of the exhibits, schedules, attachments, written statements, documents, certificates or other items prepared or supplied to Y&R by or on behalf of HI with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading; provided, however, that this Section 8(g) shall not apply to exhibits, schedules, attachments, written statements, documents, certificates or other items prepared or supplied to Y&R by or on behalf of HI as part of the Services.

      9. Proprietary Rights. Except as specifically provided herein or in any agreement made pursuant to 2(e) hereof, neither party grants to the other any rights in any of its or its client's names, trademarks, proprietary information, or other property.

      10. Compliance With Laws. Each party shall, at its own expense, comply with all laws, regulations, orders, and other governmental requirements or directives of any kind relating to its rights, duties, obligations, and performance under this Agreement.

      11. Indemnity. Notwithstanding any other provision contained in this Agreement, each party shall defend the other party hereto, and shall pay all reasonable costs, expenses and damages that a court finally awards, or settlements approved by the indemnifying party, based upon a third party claim arising from (i) any intentional misrepresentation, fraud, or unlawful activity of the indemnifying party related to this Agreement, or (ii) the breach of any of the indemnifying party's representations, warranties, agreements, or obligations hereunder; provided that the party to be indemnified under this Section promptly notifies the indemnifying party in writing of the claim and cooperates with the indemnifying party in such defense or settlement negotiations, but further provided that any failure to give any such notice shall not waive any right to indemnification on the part of any party which failed to give notice, except only to the extent of any damage or loss actually suffered by the indemnifying party by reason of the delay in giving notice.

      12. Confidentiality. During the course of this Agreement, the parties may exchange certain confidential, non-public and proprietary information (whether or not explicitly designated as such) including information, materials, and knowledge about their respective businesses, products, programming and other techniques, methods, pricing, ideas, experiments and other work, plans, systems, customers, clients and suppliers. The parties agree that all such knowledge, information, and materials (except for information and materials delivered as part of Services and covered by Sections 2(e), 2(f), 2(g), and 5 hereof) acquired are and will be the trade secrets and confidential and proprietary information of the party (collectively, the "Confidential Information"). Confidential Information does not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) either party receives from a third party on a non-confidential basis from a source which, to the best knowledge of the receiving party is not subject to any confidentiality obligation (whether contractual, legal, or otherwise), (iii) either party knew or had possession of from a third party on a non-confidential basis from a source which, to the best knowledge of the receiving party is not subject to any confidentiality obligation (whether contractual, legal, or otherwise) prior to receiving the information from the other, or (iv) either party develops or discovers independent of any information received from the other. Each party agrees that it will maintain strictly confidential, and without the prior written consent of the other party, it will not disclose to any third party or use, any Confidential Information except as expressly permitted by this Agreement. Notwithstanding the foregoing, each party may disclose Confidential Information (i) to the extent required by a court, government agency, or other legal authority or as otherwise required by law, or (ii) under an obligation of confidentiality to its legal counsel, accountants, and advisors who need to know such Confidential Information for the purpose of assisting each party perform its duties hereunder.

      13. Right to Review. HI will provide Y&R and its counsel copies of drafts of any registration statement promptly as such registration statements are prepared prior to the filing with the United States Securities and Exchange Commission, including without limitation those parts of such statement relating to Y&R's relationship with, interest in, and agreements with HI, and will make every reasonable and good faith effort to incorporate Y&R's comments related thereto provided that such comments are timely received.

      14. Termination. This Agreement shall continue for a term of five (5) years. Either party may terminate this Agreement upon (i) the material breach of the other party, if such breach remains uncured for thirty (30) days following written notice to the breaching party, (ii) dissolution or liquidation of the other party, or (iii) bankruptcy or other proceeding for the relief of debts by the other party that is not dismissed within thirty (30) days. In addition to termination under this paragraph, the terminating party shall be entitled to any other remedy available at law and equity, but subject to Sections 6(e) and 18 hereof.

      All sections of this Agreement which by their nature should survive termination of this Agreement shall survive, including without limitation
Section 1 as applicable, Section 2 (as it applies to use of research), Sections 4-5 inclusive, Section 6 as it relates to Commissions earned during the term of this Agreement, Sections 7-13 inclusive, and Section 15-23 inclusive.

      Upon any termination of this Agreement, each party shall upon the request of the other party promptly return to the other party any Confidential Information (and all copies thereof) of such other party in its possession or control.

      15. Successor and Assigns. The Agreement, and the rights and obligations herein, may not be assigned without the other party's prior written consent; except that either party may assign this Agreement, (i) without consent of but with prior notice to the other party, to any entity that is merged or consolidated with a party or acquires all or substantially all of the assigning party's assets or (ii) with notice to and consent of the other party, such consent not to be unreasonably withheld, to any entity that is a wholly owned subsidiary or division of the assigning party; provided, however, that neither party may assign this Agreement, or the rights and obligations herein, without the prior consent of the other, to any direct competitor of the non-assigning party. The parties' rights and obligations will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns. Either party may subcontract all or a portion of its performance obligations relating directly to providing Services hereunder to any Affiliate of the party, provided that the subcontracting party remains responsible for its obligations under this Agreement and any subcontractor shall be bound by the confidentiality and other provisions of this Agreement.

      16. Third Party Beneficiaries. Y&R subsidiaries and divisions, and Y&R Clients shall be deemed to be third party beneficiaries of the rights and remedies granted to Y&R, its subsidiaries and divisions, and Y&R Clients hereunder, subject to the terms hereof, and may enforce such rights and remedies in their own right in the same manner and to the same, but no greater, extent as Y&R is entitled to enforce such rights and remedies. Notwithstanding the foregoing, the provisions of Section 6 of this Agreement shall inure solely to the benefit of Y&R.

      17. Governing Law. This Agreement shall be construed according to, and governed by, the internal laws of the State of New York without reference to principles of conflicts of laws.

      18. Disputes. Subject to Section 6(d), the parties agree to this Section 18 as the exclusive manner and means for resolution of all disputes in all matters of any kind or nature related to this Agreement. Any dispute shall be settled by final and binding arbitration by a panel of three arbitrators sitting in New York, New York, in accordance with the rules of the American Arbitration Association. The arbitrators shall be selected from a list, prepared by the AAA, of persons having expertise in the subject matter of this Agreement. One arbitrator shall be selected by Y&R, one by HI and a third by the arbitrators selected by the parties. The arbitrators shall promptly obtain such information regarding the matter as they deem necessary and shall decide the matter and render a written decision which shall be delivered to the parties. Each party shall pay the party's own fees and expenses in connection with any arbitration proceedings, except that the parties shall equally bear the fees and out-of-pocket expenses of the arbitrators. Any decision shall be a final and non-appealable determination of the matter, shall be binding upon each of the parties, and shall be enforceable by the courts of the State of New York (Seventh Judicial District) and the courts of the United States (Western District of New York).

      19. Injunctive Relief. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge that a breach of any of its obligations relating to each party's intellectual property or Confidential Information will cause the non-breaching party irreparable harm, and therefore the non-breaching party will be entitled to equitable relief in addition to all other remedies provided in this Agreement or available at law or in equity.

      20. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior communications and agreements related to the subject matter hereof. Any modification, supplement, or amendment to this Agreement must be in writing signed by both of the parties.

      21. Notices. Any notice or demand upon any party hereto shall be deemed to have been sufficiently given or served for all purposes hereof when delivered in person or by nationally recognized overnight courier with receipt requested; if sent by telephone facsimile, upon confirmation of receipt; or five days after it is mailed certified mail postage prepaid, return receipt requested, in each case addressed to the address shown in the preamble to this Agreement (or in the case of telephone facsimile, delivered to a facsimile number provided by the receiving party) or to such other address as may be designated by any party by notice given to the other in the manner described in this Section 21.

      22. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated. The parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision.

      23. Waiver. The waiver by either party of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach. No waiver or amendment hereof shall be effective unless in writing signed by both HI and Y&R. No course of dealing and no delay on the part of any party to this Agreement in exercising any rights or remedies shall operate as a waiver thereof or otherwise prejudice such party's rights. No right or remedy conferred hereby shall be exclusive of any other right or remedy referred to herein or available at law, in equity, by statute or otherwise.

      24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall be taken together and deemed to be one instrument.

[Rest of page intentionally left blank]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.


HARRIS INTERACTIVE INC.


By: /s/ Gordon S. Black
    -----------------------------

Title: Chief Executive Officer
       --------------------------

YOUNG & RUBICAM INC.


By: /s/ Steven Blondy
    -----------------------------

Title: Senior Vice President
       --------------------------

                                    EXHIBIT A

Calendar                 Minimum Total Revenue          Minimum
Quarter                       Per Quarter           Internet Revenue
-------                       -----------           ----------------

1st 2000                      $  375,000              $  187,500
2nd 2000                      $  625,000              $  312,500
3rd 2000                      $  625,000              $  312,500
4th 2000                      $  625,000              $  312,500
1st 2001                      $  625,000              $  312,500
2nd 2001                      $1,250,000              $  625,000
3rd 2001                      $1,250,000              $  625,000
4th 2001                      $1,250,000              $  625,000

1st 2002                      $1,250,000              $  625,000
2nd 2002                      $2,500,000              $1,250,000
3rd 2002                      $2,500,000              $1,250,000
4th 2002                      $2,500,000              $1,250,000

1st 2003                      $2,500,000              $1,250,000
2nd 2003                      $2,500,000              $1,250,000
3rd 2003                      $2,500,000              $1,250,000
4th 2003                      $2,500,000              $1,250,000

1st 2004                      $2,500,000              $1,250,000
2nd 2004                      $2,500,000              $1,250,000
3rd 2004                      $2,500,000              $1,250,000
4th 2004                      $2,500,000              $1,250,000

                                    EXHIBIT B

                        STANDARD CONDITIONS OF ENGAGEMENT


      Unless otherwise specified in this document, the following conditions of engagement apply between Harris Interactive Inc. (HI) and Client:

      (1) This proposal remains open for a period of 60 days. If the work is not commissioned within 60 days, we reserve the right to modify the proposal and the fee.

      (2) The agreed price shall be paid within 30 days of submission of invoices, which will be submitted in accordance with the following schedule:

                        -- one-third upon commissioning
                        -- one-third at the start of data collection
                        -- one-third upon delivery of final draft report.

            Interest will be charged at 1% a month on bills not paid within 30 days.

      (3) The agreed price covers the preparation and delivery of the report (and up to 10 copies) and does not cover any additional work carried out at the Client's request outside the scope of the proposal. Additional copies of reports over and above the 10 copies provided will be charged at cost.

      (4) Unless the proposal states otherwise, the price quoted does not include the cost of travel. Travel and hotel costs for any such trips will be charged, at cost, to the Client.

      (5) This proposal is considered a fixed-price bid, except when the actual project specifications or parameters differ substantially from those described in the proposal. In that case, HI will notify Client immediately following determination of those differences, and discuss with Client appropriate changes and/or the relevant cost implications. Two specifications which can significantly affect the cost are incidence rates and questionnaire length.

      (6) Decisions taken by Client to change the specifications or the schedule for a study after it has been commissioned and after these have been agreed may result in additional costs for which Client will be liable.

      (7) We shall use our best endeavors to achieve the dates and times mentioned in the proposal and to notify the Client if and when it is reasonably apparent that a delay may occur.

      (8) If Client cancels a survey after it has been commissioned, a cancellation fee will be charged sufficient to cover the costs incurred by HI as well as the added value of the ideas that have gone into the design of the survey and questionnaires.

      (9) Client shall indemnify HI against all proceedings, costs, claims, expenses and liabilities whatsoever which may occur wholly, or in part, in consequence of the use by or demonstration to third parties of any goods or services of Client which, in accordance with the proposal, HI may give, loan or sell to such third parties. Any such gift, loan, or sale will be made by HI as agent for Client.

      (10) HI's analysis sometimes includes statements about the future. Client recognizes that forecasts or predictions about the future are judgements not measurements. Any such judgments may be proved wrong by events. HI does not claim that its judgments or expectations are infallible and will not be liable if events prove them wrong.

      (11) It is understood and agreed by Client that HI has made no representations or warranties, nor has Client relied upon any representations or warranties, express or implied. Client expressly acknowledges that the studies and surveys conducted by HI are generated from information, data and responses collected from third parties, and the research company makes no representations or warranties, either express or implied, as to the reliability of such information, data or responses. Further, HI makes no representations or warranties, either express or implied, with respect to the survey findings or interpretation of findings.

            HI shall not be liable for any loss or damages claimed to have resulted directly or indirectly from any use of the survey findings or research, including consequential, special or incidental damages.

      (12) HI will seek to ensure that surveys addressing public policy issues or other controversial subjects are balanced, comprehensive and unbiased. HI will not agree to conduct surveys which do not meet these criteria. HI will work closely with Client in the preparation of all study materials and will take final responsibility for the design of the study, the wording of questions and interpretation of survey findings.

      (13) In all matters, HI, as a research agency, adheres to the current Code of Standards for Survey Research of the Council of American Survey Research Organizations (CASRO), and to the Code of the National Council on Public Polls (NCPP).

      (14) Clients who commission surveys for publication shall ensure that the form of publication complies with the NCPP code. In the event that Client releases data from a survey which was not originally intended for publication, this Code will apply to it as if it had originally been commissioned for publication. Client may choose to publish or not to publish a HI report. However, should Client release any findings from a survey, it must also be willing to release the complete report.

      (15) Unless specifically requested to do so, HI will not keep paper questionnaires for more than three months after the completion of fieldwork.

      (16) Data tapes for publicly-released HI surveys are normally sent to the HI Data Center at the University of North Carolina, where they are available for academic research and secondary analysis, unless Client specifically requests that access to the tapes be restricted.

      (17) The results of HI surveys may not be used in paid advertising or in any paid promotion without our written consent.

      (18) Customer Satisfaction Survey: After completing a project, it is HI's normal practice to interview our Clients to measure how well the firm performed, and to look for ways to improve. However, willingness to be interviewed is not a condition of engagement.

      Rev. 07/99

                                   EXHIBIT C
                                   HI CLIENTS

Kodak
Xerox
Johnson & Johnson
Nationwide Insurance
United Parcel Service
Roadway
Danka